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Exhibit 21

SUBSIDIARIES OF IWT TESORO CORPORATION

International Wholesale Tile, Inc., a Florida corporation
IWT Tesoro Transport, Inc., a Florida corporation
IWT Tesoro International Ltd., Bermuda exempt corporation

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SUBSIDIARIES OF IWT TESORO CORPORATION